Exhibit 99.1

OXFORD INDUSTRIES ANNOUNCES LAUNCH OF SENIOR NOTES OFFERING

     ATLANTA, April 27 — Oxford Industries, Inc. (NYSE: OXM) announced today that it launched a private offering of $175 million aggregate principal amount of its senior notes due 2011. The senior notes are being offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Oxford intends to offer to exchange the unregistered notes for substantially identical registered senior notes.

     Oxford intends to use the net proceeds from the offering, together with borrowings under a new senior secured revolving credit facility and cash on hand, to finance the cash portion of the purchase price for its acquisition of Viewpoint International, Inc., which Oxford announced today under a separate press release. Upon completion of the offering, Oxford will place the net proceeds from the offering, together with additional funds, in an escrow account for the benefit of the noteholders until the acquisition is completed. If Oxford does not complete the acquisition of Viewpoint within 30 days after the closing of the offering, which date may be extended under certain conditions, Oxford must redeem the notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of redemption. The acquisition of Viewpoint and the closing of the senior secured revolving credit facility are subject to the satisfaction of customary conditions and will close concurrently.

     The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or any other securities.

     This press release contains forward-looking statements concerning Oxford’s future acquisition and financing plans. The terms and timing of any actual financing transactions will depend upon prevailing market conditions and other factors. There can be no assurance that the financing transactions or the acquisition will be completed on the terms outlined herein or at all.